Exhibit 5.1

October 6, 2014

Safety Quick Lighting & Fans Corp.

One Buckhead Plaza

3060 Peachtree Road, Suite 390

Atlanta, Georgia 30305

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Safety Quick Lighting & Fans Corp., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the resale by selling security holders of up to 63,485,919 shares (the “Shares”) of the Company’s common stock, no par value, which consist of 35,500,000 shares of the Company’s common stock issued and outstanding, 18,056,935 shares of the Company’s common stock underlying the outstanding Notes (as defined below), 9,728,984 shares of the Company’s common stock underlying the outstanding Warrants (as defined below) and 200,000 shares of the Company’s common stock underlying the outstanding Options (as defined below).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering this opinion, we have examined (i) the Registration Statement and the exhibits thereto, (ii) the Company’s Articles of Incorporation, (iii) the Company’s Bylaws, (iv) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares, secured convertible promissory notes convertible into a portion of the Shares (the “Notes”), and warrants exercisable for a portion of the Shares (the “Warrants”), (v) stock options exercisable for a portion of the Shares (the “Options”); and (vi) certificates of officers of the Company and of public officials and other such records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, we are of the opinion that the Shares held by the selling security holders as of the date hereof and covered by the Registration Statement are, and the Shares which are to be duly issued upon due conversion of the Notes, or due exercise of the Warrants or Options, as the case may be, will be, when issued upon such conversion or exercise and upon payment therefor in accordance with their respective terms, validly issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than the Florida Business Corporation Act and the Federal laws of the United States, in each case, as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the prospectus included in the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP